Exhibit 99.1

Gap Inc. Names Veteran Retail Executive Dawn Robertson President of Old Navy

SAN FRANCISCO – October 16, 2006 – Gap Inc. (NYSE: GPS) announced that Dawn Robertson will join the company as president of Old Navy, effective October 30. Ms. Robertson, 51, has nearly 30 years of apparel retail experience, having most recently served as managing director of Myer, Australia’s leading department store. During her four years at Myer, Ms. Robertson successfully repositioned the brand and improved its financial performance.

“We are very pleased to bring Dawn’s deep merchandising and marketing experience to Old Navy,” said Gap Inc. president and CEO Paul Pressler. “She has a strong track record invigorating apparel retail companies, and I believe she will build an exciting vision for the future of Old Navy.”

Before joining Myer, Ms. Robertson served as president and chief merchandising officer of Federated Direct, a division of Federated Department Stores, overseeing the online and catalog businesses for Macy’s and Bloomingdale’s. Ms. Robertson was previously executive vice president of the Federated Merchandising Group for men’s, kids and home. Prior to that, she held several senior positions across various divisions of The May Company for 13 years and was president and CEO of McRae’s, a division of Saks Inc. based in Jackson, Mississippi, operating 46 department stores.

“I am thrilled to have the opportunity to work with the talented Old Navy team,” said Ms. Robertson. “I look forward to helping shape the future of such an iconic fashion brand.”

Ms. Robertson will be based at the company’s San Francisco headquarters and will oversee all aspects of Old Navy’s operations. She will report directly to Mr. Pressler. She succeeds Jenny Ming who left the company, as previously announced, on October 15.

Investor Relations:	Media Relations:
Mark Webb	Jill Nash
415-427-2161	415-427-3138

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy and Forth & Towne brand names. Fiscal 2005 sales were $16.0 billion. Gap Inc. operates about 3,000 stores in the United States, the United Kingdom, Ireland, Canada, France and Japan. For more information, please visit gapinc.com.

# # #